UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 23, 2010 (September 23, 2010)
Brown-Forman Corporation
(Exact name of registrant as specified in its charter)

Delaware	002-26821	61-0143150

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

850 Dixie Highway, Louisville, Kentucky	40210

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (502) 585-1100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Bruce L. Byrnes to the Board of Directors
On September 23, 2010, Brown-Forman Corporation (the “Company”) issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that Bruce L. Byrnes has been elected to the Company’s Board of Directors, effective September 23, 2010. Mr. Byrnes’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors. The Company has summarized the compensation it provides to its non-employee directors in its most recent Proxy Statement filed with the Securities and Exchange Commission on June 25, 2010, as supplemented herein and by Item 5.02 of the Form 8-K the Company filed on July 22, 2010. Other than with respect to compensation, there are no arrangements or understandings between Mr. Byrnes and any other person pursuant to which he was elected as a director. Mr. Byrnes is not a party to any transaction with the Company that would require disclosure under Regulation S-K Item 404(a).
Changes to Board Committee Membership
Effective September 23, 2010, Mr. Byrnes has been appointed to the Audit Committee of the Board. In connection with Mr. Byrnes’s appointment to the Audit Committee, Director John C. Cook resigned from Audit Committee service, also effective September 23, 2010.
Adoption of Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program
In accordance with its customary practice, the Board of Directors approved compensation for the Company’s non-employee directors for the 2011 Board year (July 22, 2010 — July 28, 2011) on July 22, 2010, the date of the Company’s 2010 annual meeting of stockholders. The Company reported this compensation in Item 5.02 of the Form 8-K filed on July 22, 2010. Also on that date, the Board fixed the value of the annual equity awards to be made to non-employee directors for the 2011 Board year at $60,000, and asked the Compensation Committee to review the forms of equity available for grant under the Company’s 2004 Omnibus Compensation Plan, as amended (“Omnibus Plan”), and recommend a form of equity award to non-employee directors for the 2011 Board year that would support more effectively the Board’s compensation philosophy of aligning directors’ economic interests with those of the Company’s stockholders.
With input from its outside compensation consultant, Frederic W. Cook & Co., the Compensation Committee has recommended that the Board use deferred stock units (“DSUs”) as the form of equity award to non-employee directors. Based on the Compensation Committee’s recommendation, on September 23, 2010, the Board of Directors adopted the Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program (the “Program”). A copy of the Program is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Under the terms of the Program, beginning with the 2011 Board year, the Company’s non-employee directors will receive the equity portion of their annual board retainer as non-elective DSUs. In addition, beginning with the Company’s annual meeting of stockholders in 2011 (the 2012 Board year), non-employee directors will have the opportunity to elect to receive, in increments of twenty-five percent, all or part of the cash portion of their annual board retainer in the form of DSUs. On each dividend payment date of the Company, non-employee directors will be credited with an amount of DSUs equivalent to the cash dividends that would have been paid on the number of DSUs held on the record date for such dividend, based on the market value of the Class B common stock as of the dividend payment date. The Program provides that DSU awards will continue until July 2014, which is the remaining period in which awards may be made under the Omnibus Plan.
Each DSU represents the right to receive one share of the Company’s Class B common stock, based on the market price of Class B shares on the date the award is made. If a director’s Board service ends during the middle of a given Board year, the DSUs attributable to the reminder of that Board year, and the corresponding dividend-equivalent DSUs, remain unvested and are forfeited. Following a non-employee director’s separation from Board service, his or her DSU units are paid out in shares of Class B common stock. Directors may elect to receive this distribution either in a single lump sum, or in ten equal annual installments, in either case payable no sooner than six months after the director’s separation from service.
Deferred Stock Unit Awards to Non-Employee Directors
On September 23, 2010, the Company awarded to each of its non-employee directors (other than newly-elected director Bruce L. Byrnes) $60,000 in DSUs. The Company awarded Mr. Byrnes $49,615 in DSUs, an award prorated to reflect his joining the Board mid-Board year.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program

99.1	Brown-Forman Corporation Press Release dated September 23, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation (Registrant)
September 23, 2010	/s/ Nelea A. Absher
(Date)	Nelea A. Absher
Vice President, Associate General Counsel and Assistant Corporate Secretary

Exhibit Index

Exhibit
Number	Description

10.1	Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program

99.1	Brown-Forman Corporation Press Release dated September 23, 2010